Exhibit 10.12
LEASE EXTENSION
AND MODIFICATION OF LEASE RATES
This agreement modifies the lease originally dated May 3, 1989 and subsequent modifications dated August 30, 1990, November 4, 1994 and May 19, 1995, and May 10, 2000 between Mikron Industries, Inc. (Mikron) Lessee, and The W. R. Sandwith and Michael G. Ritter Partnership. (Partnership) Lessor for the premises located at 1034 6th Avenue North in Kent, Washington.
It is now mutually understood and agreed between the parties, Mikron and Partnership, that said lease shall be modified as follows:
The lease shall be extended for a period of Five (5) years beginning on March 1, 2005.
For the leased area known by the Partnership as Division 1, And consisting of 33,752 square feet of Shop Area and 1,248 square feet of Office Area, the following monthly lease rates will apply:
For the Warehouse/Shop Area for the five-year extension period:

First Year	$.325 per square foot ($10,969.40) Per Month
Second Year	$.330 per square foot ($11,138.16) Per Month
Third Year	$.335 per square foot ($11,306.92) Per Month
Fourth Year	$.340 per square foot ($11,475.68) Per Month
Fifth Year	$.345 per square foot ($11,644.44) Per Month
For the Office Area for the entire five-year extension period:
$.600 per square foot ($748.80) Per Month
Except as herein above provided, all of the terms, covenants, modifications, and conditions of said lease shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this agreement on June 9, 2004.

Lessor:	Lessee:
The W. R. Sandwith &	Mikron Industries, Inc.
Michael G. Ritter Partnership

[SEAL]

By: /s/ Jeff Sandwith	By: /s/ Paul Warner
It’s: Managing Partner	It’s: CO-CEO

L E A S E
THIS AGREEMENT OF LEASE, made and entered into this 3rd day of May, 1989, between 1034 Joint Venture, Lessor, and Mikron Industries, Inc., Lessee.
W I T N E S S E T H :
IT IS AGREED by and between the parties as follows:
1. Premises. The Lessor, in consideration of the rental to be paid and the covenants and conditions to be performed by the Lessee as here-inafter provided, does hereby lease and let unto the Lessee for the term and period and subject to the terms and conditions hereinafter stated, an area Comprising approximately 40,000 Square Feet of that certain property known as Industrial Distribution Building situated in Kent, King County, Washington, described in Exhibit “A” attached hereto and made a part hereof.
2. Term. The term of this lease shall be 68 months commencing June 1, 1989 and terminating February 28, 1995.
3. Rental. Lessee covenants and agrees to pay to Lessor as rental for the leased premises for the lease term herein fixed the sum of Ten thousand dollars ($10,000.00) per month, each of said installments to become due and payable on the First (1st) day of each calendar month during the lease term, commencing June 1, 1989.
4. Operating Expense. Lessee shall pay lessor as additional rent, lessee’s share of Operating Expenses. Lessee’s share of Operating Expenses shall be equal to 100 percent of all reasonable and necessary expenses actually incurred by lessor for the operation, cleaning, maintenance, repair and management of the building, walkways, drive-ways, parking and loading areas, lawns and landscaping.
5. Purpose and Use.
(a) Lessee shall use said demised premises during the term of this lease for the conduct of Manufacturing and for no other purpose without Lessor’s written consent.
(b) Lessee will not make any unlawful, improper, or offensive use of said premises; it will not suffer or strip or waste thereof; it will not permit any objectionable noise or odor to escape or to be emitted from said premises, or do anything or permit anything to be done upon or about said premises in any way tending to create a nuisance.
(c) Lessee will not allow the leased premises at any time to fall into a state of disrepair or disorder, nor use the premises in such a manner, so as to increase the hazard of fire to the building or contents thereof of which the premises hereby leased are a part; any violation of this provision shall, at Lessor’s option, be deemed a default under the terms of this lease, and in any event, any increase in insurance premiums paid by Lessor or any other occupier of space in the building of which the leased premises are a part resulting from the action or inaction of Lessee as above provided shall be paid by Lessee, in the case of Lessor as additional rent, and in the case of such other occupier of space, as reimbursement for such increase in insurance premiums. Lessee shall not store gasoline or other highly combustible material on said premises at any time other than those reasonable and customarily used in the proper conduct of its business. Lessee shall not, without Lessor’s written consent, store any of its property, equipment, refuse or trash on the exterior of the premises hereby leased, except that Lessee may place reasonable amounts of refuse and trash on the exterior of such premises in properly constructed and maintained containers for refuse and trash only.

6. Maintenance, Repairs and Improvements.
(a) Lessor shall not be required to make any repairs, alterations, additions, or improvements to or upon said leased premises during the term of this lease, except only those hereinafter specifically provided for; the Lessee hereby agrees to maintain and keep said leased premises, including heating system, wiring, doors, windows, plumbing, and drain pipes to sewers, in good order and repair during the entire term of this lease at Lessee’s own cost and expense; Lessee further agrees that it will make no alterations, additions or improvements to or upon said leased premises without the written consent of Lessor first being obtained.
(b) Lessor agrees to maintain in good order and repair during the term of this lease the exterior walls, roof, gutters, downspouts, and foundations of the building in which the demised premises are situated. It is understood and agreed that the Lessor reserves and at any and all times shall have the right to repair or improve the building of which said demised premises are a part, or to add thereto and, for that purpose, at any time may erect scaffolding and all other necessary structures about and upon the demised premises, and Lessor and Lessor’s representatives, contractors, and workmen for that purpose may enter in or about the said demised premises with such material as Lessor may deem necessary therefor, and Lessee waives any claim to damages, including loss of business resulting therefrom.
(c) Lessee shall give Lessor prompt written notice of any defect or condition in the leased premises which Lessor, by other terms of this paragraph, is required to repair or maintain. Lessee shall promptly take all measures and precautions necessary to prevent injuries to persons or damage to property from occurring because of such defects or conditions. Lessor shall effect such maintenance or repairs promptly after receiving notice from Lessee.
7. Utilities - Public Regulations.
(a) Lessee shall pay for all heat, light, water, garbage, sewer, power, gas, and other services or utilities used in the demised premises during the term of this lease.
(b) Lessee shall comply, at Lessee’s own expense, with all laws and regulations of any municipal, county, state, federal or other public authority respecting the use of said leased premises.
8. Exhibition and Inspection of Premises.
Lessor shall have the right at reasonable times during the term hereof to exhibit demised premises to prospective purchasers and during the final six months of the term hereof to prospective tenants. Lessors and Lessor’s agents, workman and engineers may retain and use a pass key to the premises described herein to enable them to examine the demised premises from time to time with reference to any emergency or the general maintenance of the demised premises.

9. Right of Assignment.
Lessee shall have no right to assign, transfer, pledge, hypothecate, surrender, or dispose of this lease, or any interest herein, or permit any other person or persons whomsoever to occupy the leased premises without the consent of the Lessor being first obtained in writing, such consent not to be unreasonably witheld. In any event, any consent by Lessor to any such assignment or subletting pursuant to this provision shall not be, and in no way construed to be, a consent to an assignment or sub-letting by Lessee beyond the initial term of this lease ending Five (5) years from the commencement of this lease, or beyond the end of any option period, if such assignment or sub-letting is consented to during the life of the option period as exercised, it being specifically understood and agreed that any such assignment or subletting which purports to extend beyond such dates is null and void and of no effect whatsoever. This lease is personal to said Lessee; Lessee’s interests, in whole or in part, cannot be sold, assigned, transferred, seized or taken by operation of law, or under or by virtue of any execution or legal process, attachment, or proceeding instituted against the Lessee, or under or by virtue of any bankruptcy or insolvency proceedings had in regard to the Lessee, or in any other manner, except as above mentioned. Lessor’s consent to any assignment of this lease shall not relieve Lessee of any of its obligations hereunder.
10. Liens.
Lessee will not permit any lien of any kind, type, or description to be placed or imposed upon the building in which said leased premises are situated or any part thereof, or the real estate on which it stands.
11. Overloading.
Lessee will not overload the said premises in such a way as to cause any undue or serious stress or strain upon the building on said demised premises, or any part thereof, and the Lessor shall have the right, at any time, to call upon any competent engineer or architect whom the Lessor may choose, and who is not reasonably objectionable to Lessee, to decide whether or not the said premises, or any part thereof, are being overloaded so as to cause any undue or serious stress or strain on said building, or any part thereof, and the decision of said engineer or architect shall be final and binding upon the Lessee; and in the event that the engineer or architect so called upon shall decide that in his opinion the stress or strain is such as to endanger or injure said building, or any part thereof, then and in that event the Lessee agrees immediately to relieve said stress or strain either by reinforcing the building or by lightening the load which causes such stress or strain in a manner satisfactory to said engineer or architect.
12. Signs.
No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the subject premises in such a manner that it would be exposed to exterior views unless prior written approval has been obtained by the Lessor. Lessor reserves the right to change the project name without notice.
13. Indemnity.
(a) As a material consideration without which this lease would not have been made by Lessor, Lessee agrees to and hereby does assume the risk of injury to or death of persons whomsoever, and damage to or destruction of property whatsoever occurring in, upon, or about said leased premises or improvements thereon, from any defective or dangerous conditions, whether known or unknown, apparent or concealed, and regardless of whether such conditions or defects exist at the commencement of this lease or at such later time. Lessee shall and will, and hereby agrees to, indemnify and hold harmless the Lessor from and against any and all loss, cost, damage and expense directly or indirectly resulting from the risks hereby assumed by Lessee, and from and against any and all liability therefor.

Indemnity. (Continued)
(b) Lessee also shall and will indemnify and hold harmless the Lessor from and against any and all loss, cost, damage and expense resulting from injuries to or death of persons whomsoever and damage to or destruction of property whatsoever (including, but not limited to, property hereby leased), caused by or resulting from any act, omission, or neglect of the Lessee, its officers, agents, servants, employees or others, upon or about said premises at its invitation or with its consent.
14. Waiver of Subrogation.
The parties shall obtain from their prospective insurance carriers waivers of subrogation against the other party, agents, employees and, as to the lessee invitees. Neither party shall be liable to the other for any loss or damage caused by fire or any other risks enumerated in a standard fire insurance policy with an extended coverage endorsement if such insurance was obtainable at the time of such loss or damage.
15. Liability Insurance.
Lessee further agrees at all times during the term hereof, at its own expense, to maintain, keep in effect, furnish and deliver to the Lessor liability insurance policies with a reliable insurance company, insuring both the Lessor and the Lessee against all liability for damages to persons or property in or about said leased premises; the amount of said liability insurance shall not be less than $200,000.00 for injury to one person, $1,000,000.00 for injuries arising out of any one accident, and not less than $100,000.00 for property damage.
16. Fire and Extended Coverage.
During the term of the lease the Lessor shall procure and maintain in full force in effect with respect to the building, a policy or policies of fire insurance with extended coverage endorsement attached, including vandalism and malicious coverage, and any other endorsements required by the holder of any fee or lease hold mortgage in an amount equal to one hundred percent (100%) of the full insurance replacement value (replacement cost new, including debris removal and demolition) thereof. Lessee shall promptly pay to Lessor within five (5) days after demand therefor an amount equal to 42% percentage of the insurance maintained by the Lessor as described in this paragraph.
17. Fixtures.
All partitions, plumbing, electrical wiring, additions to or improvements upon said leased premises, whether installed by Lessor or Lessee, shall be and become a part of the building as soon as installed and the property of Lessor unless otherwise herein provided. Any trade fixtures installed in the leased premises by Lessee shall remain the personal property of Lessee during the term hereof, and Lessee shall have the right and obligation to remove the same not later than the time when Lessee is required to surrender possession of the leased premises to Lessor under the terms of this lease. Any damage to the leased premises occasioned or caused by the removal of said fixtures shall be repaired by Lessee, and Lessee shall be liable to reimburse Lessor for the costs of such repair if not effected by Lessee. All trade fixtures not removed within the time herein specified for such removal may be deemed conclusively to be abandoned by the Lessee and, at Lessor’s election, said fixtures shall become the property of Lessor, or Lessor may require the removal thereof by Lessee.
18. Damage by Fire or Other Casualty.
(a) In the event the leased premises are destroyed or damaged by fire or other casualty to the extent of more than eighty (80) percent of their sound value, either party hereto may terminate this lease by written notice to the other of its election so to terminate given within thirty (30) days of said fire or other casualty.

Damage by Fire or Other Casualty
(b) In the event the leased premises are destroyed or damaged by fire or other casualty to the extent of not less than forty (40) percent and not more than eighty (80) percent of their sound value, Lessor may elect to repair or not to repair said leased premises; written notice of Lessor’s said election shall be given Lessee within sixty (60) days after the occurrence of said fire or other casualty; if said notice is not so given, Lessor shall be conclusively deemed to have elected not to repair; in the event Lessor elects not to repair said leased premises, then in that event this lease shall be deemed to have terminated on the date of said fire or other casualty.
(c) In the event the leased premises are destroyed or damaged by fire or other casualty to the extent of less than forty (40) percent of their sound value, Lessor shall be obligated to repair said building with all convenient speed and shall have the right to take possession of and occupy, to the exclusion of Lessee, all or any part of said leased premises in order to make the necessary repairs, and Lessee agrees to vacate upon request all or any part of said leased premises which Lessor may require for the purpose of making necessary repairs.
(d) Should Lessor elect or be required to make repairs in accordance with subparagraphs (a), (b) or (c) above, then for the period of time between the date of such damage and until such repairs have been substantially completed, there shall be an abatement of rent in proportion to the floor area from which Lessee is excluded during the making of such repairs; provided, however, that if the making of the repairs shall not cause any material interference of occupancy and use of the leased premises by Lessee, then there shall be no abatement of rent.
19. Eminent Domain.
If the whole or any part of the premises and improvements thereon hereby leased shall be condemned or taken by any properly constituted corporation or any public authority under the power of eminent domain or under the threat of eminent domain, then at Lessor’s option the term of this lease shall cease as to the part so taken from the day the possession of that part shall be taken by such corporation or public authority and the rent shall be paid to that date with a proportionate refund by the Lessor of such rent as may have been paid in advance. If by reason of any partial taking by condemnation or purchase under threat of condemnation the utility of the premises to Lessee be substantially impaired, then the Lessee shall have the right either to terminate this lease or to continue in the possession of the remainder of the same under the terms herein provided, except that the rent shall be reduced in the proportion that the value of the whole of the area of the premises thus taken or purchased represents to the value of the entire leased premises at such time. All damages awarded, for such taking or the proceeds from any sale under threat of such taking, whether for the whole or a part of the leased premises, shall belong to and be the property of Lessor, whether such damages shall be awareded as compensation for diminution in value to the leasehold or to the fee of the premises herein leased; except, however, nothing herein contained shall deprive or deny to Lessee such lawful claims which Lessee may have against the condemning authority for loss or damage to Lessee’s fixtures, or for expense of moving or other claims not inconsistent with or in diminution of Lessor’s claims as owner of the premises and the improvements thereon.
20. Interest on Delinquent Payments.
If any installment of Rent is not paid promptly when do, it shall bear interest at the maximum rate permitted by law, from the date on which it is due until the date on which it is paid regardless of whether or not a notice of default or a notice of termination has been given by the lessor. This provision shall not relieve tenant from payment of Rent at the time and in the manner herein specified.

21. Delivering up Premises on Termination.
At the expiration of said term or upon any sooner termination thereof, the Lessee will quit and deliver up said leased premises and all future erections or additions to or upon the same, broom-clean, to the Lessor or those having Lessor’s estate in the premises, peaceably, quietly, and in as good order and condition, reasonable use and wear thereof, damage by fire and the elements alone excepted, as the same are now in or hereafter may be put in by the Lessor.
22. Attachment, Bankruptcy, Default.
It is a condition of this lease that if the Lessee shall be in arrears in the payment of rent for a period of five (5) days after notice from Lessor that the same is delinquent, or if Lessee shall fail or neglect to do, keep, perform, or observe any of the covenants and agreements contained herein on Lessee’s part to be done, kept, performed and observed, and such default shall continue for ten (10) days or more after written notice of such failure or neglect shall be-mailed to Lessee, or if said Lessee shall be declared bankrupt or insolvent according to law, or if any assignment of Lessee’s property shall be made for the benefit of creditors, or if on the expiration of this lease, Lessee fails to surrender possession of said leased premises, then and in either of said cases or events, the Lessor or those having Lessor’s estate in the premises, lawfully, at its or their option, immediately or at any time thereafter, without demand or notice, may enter into and upon said demised premises and every part thereof, and repossess the same as of Lessor’s former estate, and expel said Lessee and those claiming by, through or under Lessee, and remove Lessee’s effects at Lessee’s expense, forcibly if necessary, and store the same, all without being deemed guilty of trespass and without prejudice to any remedy which otherwise might be used for arrears of rent or preceding breach of covenant.
23. Holding Over.
In the event the Lessee for any reason shall hold over after the expiration of this lease, such holding over shall not be deemed to operate as a renewal or extension of this lease, but shall only create a tenancy from month to month which may be terminated at will at any time by the Lessor.
24. Attorney Fees and Court Costs.
If any action is brought by either party hereto as against the other by reason of the breach of any term, covenant or condition of this lease on the part of the other party, then, and in that event, party in whose favor final judgement shall be entered shall be entitled to have and recover of and from the other reasonable attorneys fees, to be fixed by the court wherein such judgement shall be entered.
25. Non-Waiver of Breach.
Any waiver by Lessor of any breach of any covenant herein contained to be kept and performed by Lessee shall not be deemed or considered as a continuing waiver, and shall not operate to bar or prevent Lessor from declaring a forfeiture for any succeeding breach, either of the same condition or covenant or otherwise. Acceptance of rent after any breach of any covenant herein shall not be deemed a waiver of such breach.
26. Heirs and Assigns.
All rights, remedies and liabilities herein given to or imposed upon either of the parties hereto shall extend to, inure to the benefit of, and bind, as the circumstances may require, the heirs, executors, and administrators, successors and, so far as this lease is assignable by the terms hereof, to the assigns of such parties.
27. Notices.
Any notice which either party shall deem it necessary or desirable to give to the other party shall be in writing and shall be sent by United States mail, postage prepaid, certified or registered, with return receipt requested. Such notice shall be addressed as follows:
If to Lessor:
MIKRON INDUSTRIES INC.

Notices (Continued)
If to Lessee:
The addresses to which mailings must be made may be changed from time to time by a notice delivered or mailed as aforesaid.
28. Subordination to Mortgage.
Lessee will, upon demand by Lessor, execute such instruments as may be required at any time, and from time to time, to subordinate the rights and interest of Lessee under this lease to the lien of any mortgage at any time placed on the leased premises; provided, however, that such subordination shall not affect Lessee’s right to possession, use or occupancy of the leased premises so long as Lessee shall not be in default under any of the terms or conditions of this lease.
29. Real Estate Taxes.
Lessee further covenants and agrees to pay as additional rent, Lessee’s share of all real property taxes applicable to the premises during the term of this lease. All such payments shall be made at least ten (10) days prior to the delinquency date of such payment. A tax bill submitted by Lessor to Lessee shall be sufficient evidence of the amount of the taxes assessed or levied against the real property to which the bill relates. In this case, the real estate tax assessment shall be equal to 42% percent of the total taxes assessed against the property.
30. Personal Property Taxes.
Tenant shall pay or be caused to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventory and other personal property placed in and upon the subject premises by the Lessee.
CONSULT YOUR ATTORNEY:
If this lease has been filled in it has been prepared for submission to your attorney for his approval. No representation or recommendation is made by R. J. Hallissey Co., Inc. or its agents or employees as to the legal sufficiency, legal effect, or tax consequences of this lease.
IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the day and year first above written.

BY:	/s/ W. Ronald Sandwith
LESSOR

BY:	/s/ Michael G. Ritter
LESSOR

MIKRON IND. INC.
BY:	/s/ W. Ronald Sandwith
LESSEE

BY:
LESSEE